Exhibit 97.1

Effective October 2, 2023

Worthington Enterprises, Inc.

Executive Officer Clawback Policy

This Policy has been adopted by the Board as of the Effective Date. This Policy provides for the recovery of Erroneously Awarded Compensation from Executive Officers in the event of an Accounting Restatement. This Policy is intended to comply with, and shall be interpreted to be consistent with, Section 10D of the Exchange Act, Rule 10D-1 and the Listing Rule. Capitalized terms used in this Policy have the respective meanings given to them in Section 1 below.

1.
Definitions. For purposes of this Policy, the following capitalized terms have the meanings set forth below.
A.
“Accounting Restatement” means an accounting restatement of the Company’s financial statements due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period.
B.
“Accounting Restatement Date” means the earlier to occur of: (i) the date the Board, a committee of the Board, or the officer or officers of the Company authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare an Accounting Restatement; and (ii) the date a court, regulator, or other legally authorized body directs the Company to prepare an Accounting Restatement.
C.
“Board” means the Board of Directors of the Company.
D.
“Clawback Period” means, with respect to any Accounting Restatement, the three completed fiscal years of the Company immediately preceding the Accounting Restatement Date and any transition period (that results from a change in the Company’s fiscal year) of less than nine months within or immediately following those three completed fiscal years.
E.
“Code” means the Internal Revenue Code of 1986, as amended.
F.
“Committee” means the Compensation Committee of the Board.
G.
“Company” means Worthington Enterprises, Inc., an Ohio corporation.
H.
“Effective Date” means October 2, 2023.
I.
“Erroneously Awarded Compensation” means, in the event of an Accounting Restatement, the amount of Incentive-Based Compensation received by an Executive Officer during the Clawback Period that exceeds the amount of Incentive-Based Compensation that otherwise would have been received by such Executive Officer had the Incentive-Based Compensation been determined based on the restated amounts in such Accounting Restatement. The amount of Erroneously Awarded Compensation shall be computed without regard to any taxes paid by the relevant Executive Officer (including any taxes withheld by the Company from the Incentive-Based Compensation paid to such Executive Officer). For Incentive-Based Compensation based on (or derived from) stock price or total stockholder return, where the amount of Erroneously Awarded Compensation is not subject to mathematical recalculation directly from the information in an Accounting Restatement: (i) the Committee must determine the amount of Erroneously Awarded Compensation related to such Incentive-Based Compensation by making a reasonable estimate of the effect of the Accounting Restatement on the stock price or total stockholder return upon which the Incentive-Based Compensation was received; and (ii) the Company must maintain documentation of the determination of that reasonable estimate and provide such documentation to NYSE.
J.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
K.
“Executive Officer” means the Company’s current and former president, principal financial officer, principal accounting officer (or if there is not such accounting officer, the controller), any vice president in charge of a principal business unit, division or function (such as sales, administration or finance), any other officer who performs a policy-making function, or any other person who performs similar policy-making functions for the Company. Executive Officers of the Company’s parents or subsidiaries are deemed Executive Officers of the Company if they perform such policy-making functions for the Company. Policy-making function is not intended to include policy-making functions that are not significant. Identification of an Executive Officer for purposes of this Policy include individuals deemed to be Executive Officers by the Board and/or the Committee and those executive officers identified by the Company pursuant to 17 CFR 229.401(b).
L.
“Financial Reporting Measure” means any measure that is determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measure that is derived wholly or in part from such measure. A Financial Reporting Measure is not required to be presented within the Company’s financial statements or included in a filing with the SEC to qualify as a Financial Reporting Measure. For purposes of this Policy, Financial Reporting Measure includes, but is not limited to, stock price and total stockholder return.
M.
“Incentive-Based Compensation” means any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a Financial Reporting Measure.
N.
“Listing Rule” means Section 303A.14 of the NYSE Listed Company Manual.
O.
“NYSE” means the New York Stock Exchange.

P.
“Policy” means this Executive Officer Clawback Policy, as the same may be amended pursuant to the terms hereof.
Q.
“Rule 10D-1” means Rule 10D-1 promulgated under the Exchange Act.
R.
“SEC” means the U.S. Securities and Exchange Commission.
2.
Policy Administration. This Policy will be administered and interpreted by the Committee. The Committee is authorized to make all determinations under this Policy to the extent permitted by the Listing Rule and in compliance with Section 409A of the Code. All determinations made by the Committee pursuant to this Policy will be final and binding on all persons, including the Company and its affiliates, shareholders and Executive Officers, and need not be uniform with respect to each individual subject to the Policy.
3.
Policy Application. This Policy applies to all Incentive-Based Compensation received by a person: (a) after beginning service as an Executive Officer; (b) who served as an Executive Officer at any time during the performance period for such Incentive-Based Compensation; (c) while the Company had a class of securities listed on a national securities exchange or a national securities association; and (d) during the Clawback Period. For purposes of this Policy, Incentive-Based Compensation is considered “received” in the Company’s fiscal period during which the relevant Financial Reporting Measure specified in the Incentive-Based Compensation award is attained, even if the payment or grant of such Incentive-Based Compensation occurs after the end of that period. For the avoidance of doubt, the terms of this Policy apply to any Incentive-Based Compensation received by Executive Officers on or after the Effective Date even if such Incentive-Based Compensation was approved, awarded, granted or paid to Executive Officers before the Effective Date.
4.
Recovery of Erroneously Awarded Compensation. In the event of an Accounting Restatement, the Company shall reasonably promptly determine and recover the amount of any Erroneously Awarded Compensation received by any Executive Officer, as determined pursuant to this Policy. The Committee shall determine, in its sole and absolute discretion, the timing and method for recovering Erroneously Awarded Compensation, to the extent permitted under the Listing Rule and in compliance with (or pursuant to an exemption from the application of) Section 409A of the Code, which may include without limitation (a) seeking reimbursement of all or part of any cash or equity-based award, (b) cancelling prior cash or equity-based awards, (c) canceling or offsetting against any future payable or planned compensation (including, without limitation, base salary or cash or equity-based awards), (d) forfeiture of deferred compensation and (e) any other method authorized by applicable law or contract.
A.
The Company’s recovery obligation pursuant to this Section 4 shall not apply if any of the following conditions are met and the Committee determines that such recovery would be impracticable:
i.
The direct expense paid to a third party to assist in enforcing this Policy would exceed the amount to be recovered. Before concluding that it would be impracticable to recover any amount of Erroneously Awarded Compensation based on expense of enforcement, the Company must make a reasonable attempt to recover such Erroneously Awarded Compensation, document such reasonable attempt(s) to recover, and provide that documentation to NYSE;
ii.
Recovery would violate home country law where that law was adopted prior to November 28, 2022. Before concluding that it would be impracticable to recover any amount of Erroneously Awarded Compensation based on violation of home country law, the Company must obtain an opinion of home country counsel, acceptable to NYSE, that recovery would result in such a violation, and provide a copy of the opinion to NYSE; or
iii.
Recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the registrant, to fail to meet the requirements of Section 401(a)(13) or Section 411(a) of the Code and regulations thereunder.
5.
Indemnification Prohibition. The Company is prohibited from (a) indemnifying any Executive Officer against the loss of any Erroneously Awarded Compensation and (b) paying, or reimbursing any Executive Officer for, the cost of any insurance to cover any such loss.
6.
Reporting and Disclosure. The Company shall file all disclosures with respect to this Policy in accordance with the requirements of the federal securities laws, including disclosures required by applicable SEC filings.
7.
Amendment; Termination. The Board may amend this Policy from time to time in its sole and absolute discretion and shall amend this Policy as it deems necessary to comply with applicable laws, rules or regulations, including SEC rules or the rules of any national securities exchange or a national securities association on which the Company’s securities are listed. The Board may terminate this Policy at any time. Notwithstanding anything to the contrary, no amendment or termination of this Policy shall adversely affect any Incentive-Based Compensation approved, granted, awarded, earned or paid to an Executive Officer prior to the effective date of such amendment or termination, except solely to the extent such amendment or termination is required by applicable laws, rules or regulations, including SEC rules or the rules of any national securities exchange or a national securities association on which the Company’s securities are listed.
8.
Other Recoupment Rights. The Committee intends that this Policy will be applied to the fullest extent of the law. The Committee may, as a condition to the grant of any benefit and employment with the Company or its subsidiaries, require an Executive Officer to acknowledge and agree that any employment agreement, award agreement or other agreement entered into or provided to such Executive Officer shall be subject to the terms of this Policy; provided, however, that the Committee’s failure to do so shall not serve as a waiver of the Company’s rights or such Executive Officer’s obligations under this Policy with respect to any such employment agreement, award agreement or other agreement.

Any right of recoupment under this Policy is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to the Company under applicable law, rule or regulation or pursuant to the terms of any similar policy in any employment agreement, award agreement or similar agreement and any other legal remedies available to the Company. Nothing contained in this Policy, and no recoupment or recovery as contemplated by this Policy, shall limit any claims, damages or other legal remedies the Company or any of its affiliates may have against an Executive Officer arising out of or resulting from any actions or omissions by the Executive Officer.
9.
Acknowledgement. Each Executive Officer shall sign and return to the Company, within 14 calendar days following the later of (i) the Effective Date or (ii) the date the individual becomes an Executive Officer, the acknowledgement attached hereto as Exhibit A, pursuant to which the Executive Officer agrees to be bound by, and to comply with, the terms and conditions of this Policy.
10.
Successors. This Policy is binding and enforceable against all Executive Officers and their beneficiaries, heirs, executors, administrators or other legal representatives.
11.
Governing Law; Venue. This Policy and all rights and obligations hereunder are governed by and construed in accordance with the internal laws of the State of Ohio, excluding any choice of law rules or principles that may direct the application of the laws of another jurisdiction. All actions arising out of or relating to this Policy shall be heard and determined exclusively in the courts of the State of Ohio, County of Franklin, or, if it has or can acquire jurisdiction, in the United States District Court for the Southern District of Ohio.

Exhibit A

Worthington Enterprises, Inc.

Executive Officer Clawback Policy

Acknowledgement

Pursuant to the Executive Officer Clawback Policy (as may be amended pursuant to the terms thereof, the “Policy”), the undersigned acknowledges, agrees and confirms that he or she has (i) received and reviewed the Policy and (ii) been identified by the Board and/or Committee as an Executive Officer of the Company. Capitalized terms used but not defined in this Acknowledgement shall have the respective meanings ascribed to them in the Policy.

To the extent of any inconsistency between the Policy and the terms of any employment agreement or other compensation plan, program, arrangement or agreement under which any compensation has been or will be approved, granted, awarded, earned or paid to the undersigned, the terms of the Policy will prevail.

By signing this Acknowledgement, the undersigned acknowledges and agrees that the undersigned is and will continue to be subject to the Policy and that the Policy will apply both during and after the undersigned’s employment with the Company or its subsidiaries. In addition, by signing below, the undersigned agrees to be bound by, and to comply with, the terms of the Policy, including, without limitation, by returning any Erroneously Awarded Compensation to the Company to the extent required by, and in a manner consistent with, the Policy.

EXECUTIVE OFFICER

By: ______________________________

Name: ______________________________

Date: ______________________________

A-1